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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.      )*
                                         ------


                          SmarTalk Teleservices, Inc.
         -------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   83169A100
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 83169A100                 13G                  PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SmarTalk Partners, LLC
      33-0687022
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,447,449

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,447,449

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,447,449

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      18.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 83169A100                13G                   PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Amre Youness
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,447,449

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,447,449

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,447,449

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      18.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 83169A100                13G                   PAGE 4 OF 7 PAGES
-----------------------                                  ---------------------

Item 1(a)       Name of Issuer:

                SmarTalk Teleservices, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                1640 South Sepulveda Boulevard
                Suite 500
                Los Angeles, California 90025

Item 2(a)       Name of Person(s) Filing:

                SmarTalk Partners, LLC
                Amre Youness

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                3 Civic Plaza
                Suite 17D
                Newport Beach, California 92660

Item 2(c)       Citizenship:

                SmarTalk Partners, LLC:  California
                Amre Youness:  United States

Item 2(d)       Title of Class of Securities:

                Common Stock

Item 2(e)       CUSIP Number:

                83169A100

Item 3          Inapplicable

-----------------------                                  ---------------------
  CUSIP NO. 83169A100                13G                   PAGE 5 OF 7 PAGES
-----------------------                                  ---------------------

Item 4          Ownership:

      (a)       Amount Beneficially Owned:

                SmarTalk Partners, LLC: 2,447,449 Shares
                Amre Youness: 2,447,449 Shares/1/

      (b)       Percent of Class:

                SmarTalk Partners, LLC: 18.9%
                Amre Youness: 18.9%

      (c)       Number of Shares as to Which Such Person Has:

               (i)      Sole power to vote

                        SmarTalk Partners, LLC: 2,447,449
                        Amre Youness: 2,447,449

               (ii)     Shared power to vote or to direct the vote

                        None

               (iii)    Sole power to dispose or to direct the disposition of

                        SmarTalk Partners, LLC: 2,447,449
                        Amre Youness: 2,447,449

               (iv)     Shared power to dispose or to direct the disposition of

                        None

-------------
     /1/ Amre Youness may be deemed the beneficial owner of the shares owned by SmarTalk Partners, LLC by virtue of his status as its sole manager. Mr. Youness disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

-----------------------                                  ---------------------
  CUSIP NO. 83169A100                13G                   PAGE 6 OF 7 PAGES
-----------------------                                  ---------------------

Item 5          Ownership of Five Percent or Less of a Class:

                Inapplicable.

Item 6          Ownership of More than Five Percent on Behalf of
                Another Person:

                Inapplicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Inapplicable.

Item 8          Identification and Classification of Members of the Group:

                Inapplicable.

Item 9          Notice of Dissolution of Group:

                Inapplicable.

Item 10         Certification:

                Inapplicable:

Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 7, 1997.

                                        SmarTalk Partners, LLC

                                        By: /s/ Amre Youness
                                           -----------------------
                                           Amre Youness, Manager

                                        /s/ Amre Youness
                                        --------------------------
                                        Amre Youness

-----------------------                                  ---------------------
  CUSIP NO. 83169A100               13G                    PAGE 7 OF 7 PAGES
-----------------------                                  ---------------------

     Pursuant to the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, the undersigned hereby agree that the foregoing statement on
Schedule 13G is filed on behalf of each of them.

Dated:  April 7, 1997.

                                        SmarTalk Partners, LLC

                                        By: /s/ Amre Youness
                                           ----------------------
                                           Amre Youness, Manager


                                        /s/ Amre Youness
                                        -------------------------
                                        Amre Youness